Exhibit 10.34

Summary of Universal Electronics Inc. 2013 Director Compensation

Non-Employee Directors

Board Retainer Fee (annual)	$35,000
Share Award (annual)	5,000 Shares	(1)
Committee Chair Fee (annual)	$10,000
BOD Meeting Fees	$1,875	(2)
Committee Meeting Fees	$1,500

(1) The Share Award vests quarterly in arrears for the year July 1st through June 30th.
(2) The BOD Meeting Fee is paid to each Non-Employee Director for each Board of Directors’ meeting attended in excess of 4 meetings during the period July 1st through June 30th.

Other Information
The Company reimburses directors for travel expenses and other out-of-pocket costs they incur when attending meetings.

Employee Directors

Officers of the Company are not paid for their service as directors.